EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-143191, 333-145599, 333-188795, 333-231868, and 333-235769 on Form S-8, No. 333-229689 on Post-Effective Amendment No. 1 on S-8 to S-4, and No. 333-227436 on Form S-3 of our reports dated February 27, 2020, relating to the consolidated financial statements of Fiserv, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2019.
/s/ Deloitte & Touche LLP
Milwaukee, Wisconsin
February 27, 2020